Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2015, relating to the financial statements and financial statement schedule of Merit Medical Systems, Inc., (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014 and our report dated June 26, 2015 appearing in the Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
August 11, 2015